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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)   APRIL 12, 2001
                                                   --------------

                         insci-statements.com, corp.
                         ----------------------------
            Exact name of Registrant as specified in its Charter)


                                  DELAWARE
                                  ---------
                (State or other jurisdiction of incorporation)


1-12966                                        06-1302773
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Commission File No.                            I.R.S. Employer Identification


Two Westborough Business Park,
Westborough, MA                                01581
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Address of Principal Executive Offices         Zip Code


(508) 870-4000
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Registrant's telephone number,
including area code
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ITEM 5.  OTHER EVENTS


      The Registrant (the "Company") on March 1, 2001 sold the majority of the assets (Lognet assets) of its wholly owned subsidiaries, Lognet 2000, Inc. (Delaware) and Lognet Systems, Ltd. (Israel) to Paynet Electronic Billing Ltd. ("Paynet"), a non-affiliated privately-owned company based in Haifa, Israel.

      The Company had previously acquired the Lognet assets from the shareholders of Lognet 2000, Inc. in May 2000 through a Share Exchange Agreement. The Company incorporates, by reference, the Form 8-K previously filed with respect to that transaction.

      The sale of Lognet assets has been determined by the Company not to be a significant disposition of assets requiring an Item 2 report. The Lognet assets have been determined not to exceed 10% of the Company's total assets as of December 31, 2000. The net loss of Lognet 2000 and Lognet Systems is less than 10% of the Company's loss excluding the $6 million write down of the Company's investment in Lognet 2000 and Lognet Systems included in a restructuring charge recorded in the quarter ended September 30, 2000. Further, the investment test is not significant based on the carrying value of the Company's investment in Lognet 2000 and Lognet Systems. Accordingly, the Company has elected to voluntarily disclose the sale of the Lognet assets.

      The assets sold to Paynet included all intellectual property rights, technology, development tools, hardware, furniture and equipment related to Lognet's Billminer electronic bill presentment and payment software and the Oneprint and Emulation product lines, as well as customer lists, marketing materials and other assets related to Lognet's business, including the name "Lognet". Paynet further agreed to hire most of Lognet's Israeli employees and assume the obligation for the hired employees' compensation and benefits. The sale of the Oneprint and Emulation assets is subject to the approval of the Israeli Chief Scientist, which approval is anticipated within sixty (60) days from the date of sale.

      The purchase price paid for the assets by Paynet may be valued at up to $3,600,000. The consideration received for the sale of Lognet assets includes a twenty percent (20%) equity interest in Paynet which is valued by Paynet at $2,000,000, and the balance of $1,600,000 in future royalties to be paid by Paynet, as a result of future sales on the Billminer Software, Oneprint and Emulation product lines. The equity interest in Paynet is subject to a share repurchase agreement option granted to Paynet for the sum of $1,000,000, as well as a right of first refusal agreement in favor of Paynet in the event of an initial public offering by Paynet. The carrying value of the investment in Paynet will be recorded based on the carrying value of the assets sold, as this transaction qualifies as a nonmonetary transaction as defined by APB No. 29 "Accounting for Nonmonetary Transactions".

      The Company was required to provide a release of lien of a portion of the collateral pledged to Selway Partners, LLC and CIP Capital L.P. ("Selway-CIP") as a result of a prior financing transaction in order to proceed with the Sale of Asset Agreement. In obtaining the required release, the Company agreed to provide, in substitution of the collateral, a security interest on the 20% equity interest and the future royalties to Selway-CIP. The Company is in the process of having the secured interest perfected under Israeli law.

      The Company was paid the sum of $100,000 on closing. Additionally, Paynet will also pay for the Lognet inventory, which is not included in the value of the purchase price for the Lognet assets. The Company agreed to indemnify Paynet against all claims, damages or losses, including attorney fees, resulting from any breach of representation, warranty or agreement provided for in the Purchase of Assets Agreement amounting to a minimum of $50,000 in any single instance, for a period of three (3) years from the closing date. The Company further agreed, for a period of three (3) years from closing, not to compete with Paynet directly or indirectly with any Paynet products or technologies in the fields of terminal evaluation, printing solutions and/or electronic billing on a worldwide basis, without Paynet's consent.

                                    EXHIBITS
               10.65  Copy of the Purchase of Assets Agreement
               99.    Copy of Press Release
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                                   SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  Westborough, MA
        April 12, 2001
                                                insci-statements.com, corp.
                                                (Registrant)

                                                /s/ Lori Frank
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                                                Lori Frank
                                                Chief Executive Officer